UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 16, 2005
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue,
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Item 1.01	Entry into a Material Definitive Agreement

On August 11, 2005, Kerr-McGee Corporation (the "Company") filed a Current Report on Form 8-K (the "August 8-K") regarding the entry by certain of its wholly-owned subsidiaries into various sale and purchase agreements (the “Sale Agreements”) pursuant to which the Company agreed to dispose of all of its North Sea operations.

One of the Sale Agreements was the Sale and Purchase Agreement between the Company, KM Denmark Overseas ApS (“KM Denmark”), Alnery No. 2524 Limited, and A.P. Moller-Maersk A/S (“Maersk”), pursuant to which the Company agreed to dispose of all of its remaining North Sea assets through the sale of 100% of the stock of Kerr-McGee (G.B.) Limited and Kerr-McGee Norway AS to Maersk for $2.95 billion (the “Maersk Sale Agreement”).

On November 9, 2005, the Company, KM Denmark, Maersk Energy UK Ltd (formerly Alnery No. 2524 Limited) and Maersk entered into a Deed of Agreement. Pursuant to the Deed of Agreement, the parties agreed:

°	to unwind dividends that had been paid by certain of the Company’s subsidiaries that are being sold pursuant to the Maersk Sale Agreement;
°	that KM Denmark would pay to such subsidiaries an amount equal to interest that would have accrued on the amount of the unwound dividends; and
°
that the Maersk Sale Agreement will be restated (the “Restated Agreement”), with the Restated Agreement to be effective as of August 7, 2005. The Restated Agreement will increase the base consideration payable under the Maersk Sale Agreement by the same amount as the dividends being unwound and the interest payment made pursuant to the Deed of Agreement described above (net of taxes applicable to the interest payment) so that the net effect of the Deed of Agreement and the Restated Agreement will be to accomplish the sale of Company’s North Sea operations on the same financial terms as previously announced. It is expected that the Restated Agreement will close on or around November 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: November 16, 2005